Investor Relations:
Marty Tullio, Managing Partner
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Delaware Chancery Court Allows CNS Response
to Continue Financing

Costa Mesa, CA – November 2, 2009 – CNS Response, Inc. (OTCBB: CNSO) (the "Company" or "CNS") announced that the Delaware Chancery Court had granted the Company relief from certain of the terms of the Court’s Status Quo Order originally issued on September 28, 2009. Those terms prohibited the Company, among other things, from issuing any securities or completing any securities offering until the resolution of claims asserted by Leonard Brandt, the Company’s former CEO, in connection with his purported stockholders meeting of September 4, 2009.

The relief granted by the Court on October 29, 2009, will allow CNS to complete part of its previously-announced financing by releasing from an escrow account certain funds that had been delivered into escrow by potential investors. If this portion of the financing is completed, the proceeds received will be in addition to the approximately $1.8 million the Company received upon the initial closing of the private placement offering on August 26.

The Company also announced that it will hold a conference call to discuss the top-line results of its recently completed clinical study. CNS stockholders are encouraged to participate in the conference call, which will be held Tuesday, November 3, at 8:00 a.m. PST. Please call Suzanne Schnitzer at 949.553.9748 to register for the call. You will be given the toll-free dial-in number and access code to the conference call, along with the login instructions to join the simultaneous web conference.

"With the announcement of our top-line clinical results today, the company is at a crucial stage in its development,” said CNS Response CEO George Carpenter. “We are grateful for the support of stockholders, including our most recent investors, who provided the financing to complete this important research. We are at a point our stockholders have waited years for, and we intend to make the most of it."

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. There can be no assurance that the Company will receive any of the proceeds that are currently being held in the escrow account.

About CNS Response

Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

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Delaware Chancery Court Allows CNS Response to Continue Financing

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient's own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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